Exhibit 99.1

Contacts:	David L. Kerr	Amy Bobbitt
	Senior Vice President -- Corporate Development	Senior Vice President & Chief
	713.386.1420	Accounting Officer
	dkerr@comsys.com	480.777.6680
abobbitt@comsys.com
COMSYS IT PARTNERS, INC. REPORTS 2008 THIRD QUARTER RESULTS
HOUSTON, TX (November 5, 2008) — COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading provider of information technology staffing and consulting services, today announced results for its third quarter ended September 28, 2008.
Revenue for the third quarter of 2008 was $183.7 million, compared to $187.2 million for the third quarter of 2007. Excluding the revenues from COMSYS’ December 2007 and June 2008 acquisitions, revenue declined by 7.1% versus the prior-year period. Net income in the third quarter was $6.0 million, compared to $9.6 million in the third quarter of last year, and third quarter diluted earnings per share were $0.30 compared to $0.48 per diluted share in the prior-year period. The third quarter this year included the previously announced non-cash compensation charge of $0.8 million associated with the Praeos acquisition and a higher effective tax rate than in the prior-year period. These items reduced earnings per share in the third quarter of 2008 by $0.06 versus the third quarter of 2007.
The third quarter of 2008 results included an effective tax rate of 15.5%, which was significantly lower than the 42% tax rate assumed in management’s previous guidance for the quarter. The Company did not release its tax valuation allowance in the third quarter as contemplated in our guidance. Net income and diluted earnings per share were $6.2 million and $0.30, respectively, in the second quarter of 2008.
“We are pleased that our third quarter results were in line with expectations and attribute our performance in large part to the focus on productivity and efficiency in our operations that we have had throughout the year,” said Larry L. Enterline, COMSYS Chief Executive Officer. “Our plan is to continue that focus in the near term as we consider accelerating a number of existing efficiency initiatives, and the restructuring we are also announcing today will be an important part of that effort. Although we believe our current results reflect the attention we have been paying to our operations, we do not expect to be immune in coming quarters to the broader economic forces that are dominating the headlines. We are planning for a more difficult environment, and believe that we will be positioned well to take advantage of whatever opportunities our markets will offer.
Enterline continued. “As always, I would like to thank our operations leaders and their staffs for their continuing strong efforts. We are in a challenging environment and their continued focus and dedication will ensure that we continue to meet all of our customers’ needs.”
Amy Bobbitt, Senior Vice President and Chief Accounting Officer, commented, “We entered the third quarter of 2008 with 4,646 consultants on assignment and ended the quarter with 4,729 consultants, excluding businesses acquired during the quarter. Our current headcount in November is approximately the same as headcount at the end of the third quarter. Gross margin in the third quarter increased sequentially by 20 basis points over the second quarter due to higher margins from the acquired businesses. Permanent placement revenue in the third quarter of 2008 declined by 35% from the same period last year to $1.4 million. Despite lower margins on our core staffing business and $5.2 million of cash payments made for acquisitions at the beginning of the quarter, we continue to generate strong
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CITP Reports 2008 Third Quarter Results

November 5, 2008
cash flow, and our average debt balance in the third quarter of 2008 was $76.0 million, or approximately $6.6 million lower than in the second quarter. During the third quarter of 2008, our EBITDA was $10.6 million, up sequentially from $10.5 million of EBITDA for the second quarter of 2008. We expect further reductions in our average daily debt in the fourth quarter of 2008, although at a slower rate than 2007 which is in line with our expectations for slower revenue growth.”
Selected operating data and reconciliations of non-GAAP financial measures to GAAP results for the third quarter ended September 28, 2008, are included below.
Restructuring Charges
The Company also announced a restructuring plan designed to improve operational efficiencies by relocating certain administrative functions primarily from the Washington DC area and Portland, Oregon into its new Phoenix customer service center facility. The Company expects to record restructuring charges of approximately $3.3 million in the aggregate over the next three quarters. All of these charges are expected to result in future cash expenditures. These charges primarily will relate to employee termination benefits and lease termination costs for the Gaithersburg, Maryland facility. The Company expects the restructuring plan to result in a reduction of at least $1.6 million in annualized operating expenses beginning in the second quarter of 2009.
“We have a stated priority to improve our processes and create efficiency in our operations,” said Larry Enterline. “This restructuring is a continuation of our plan to centralize back office operations into our Phoenix customer service facility to both enhance our customer service and continue our efforts to reduce our cost structure.”
Fourth Quarter and Full Year 2008 Financial Guidance
For the fourth quarter of 2008, the Company expects to report revenue in a range of $168 million to $173 million and net income in the range of $2.5 million to $3.5 million, or approximately $0.12 to $0.17 per diluted share, on one less billing day than the third quarter of 2008. The net income estimates for the fourth quarter include the $0.8 million (pre-tax) non-cash compensation charge for the Praeos bonus plan that was previously announced and approximately $0.6 million in termination benefits as discussed above under Restructuring Charges. These estimates are also based on an effective tax rate of approximately 18%. Due to continued uncertainty about the macro economic environment, the Company does not anticipate releasing the valuation allowance it has recorded against its deferred tax assets in 2008 as previously anticipated.
For the year ended December 28, 2008, the Company expects to report revenue in the range of $719 million to $724 million, and net income in the range of $19.9 million to $20.9 million, or approximately $0.96 to $1.01 per diluted share. Management does not expect to make any substantial cash payments for taxes in 2008.
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CITP Reports 2008 Third Quarter Results

November 5, 2008
Conference Call Information
COMSYS will host a conference call today (November 5) at 10:00 a.m. Eastern time to discuss the quarterly financial results. The conference call-in number is (913) 981-4913 and the confirmation number is 3384474. The call will also be web cast live at www.comsys.com and www.earnings.com and replayed for 30 days at www.comsys.com. A seven-day telephonic replay of this conference call will be available by dialing (719) 457-0820. Callers should use the pass code 3384474 to gain access to the replay, which will be available through the end of the day on November 12, 2008.
About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading IT services company with 53 offices across the U.S. and offices in Puerto Rico, Canada and the U.K. COMSYS service offerings include contingent and direct hire placement of IT professionals as well as a wide range of technical services and solutions addressing requirements across the enterprise. TAPFIN Process Solutions delivers critical management solutions across the resource spectrum from contingent workers to outsourced services.
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CITP Reports 2008 Third Quarter Results

November 5, 2008
Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect the Company’s plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. These forward-looking statements are largely based on the Company’s expectations and beliefs concerning future events, which reflect estimates and assumptions made by management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to its operations and business environment, all of which are difficult to predict and many of which are beyond its control, including:
•	economic declines that affect the Company’s business, including its profitability, liquidity or the ability to comply with applicable loan covenants;

•	the financial stability of the Company’s lenders and their ability to honor their commitments related to our credit agreements;

•	the financial stability of the Company’s customers and other business partners and their ability to pay their outstanding obligations;

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	the impact of competitive pressures on the Company’s ability to maintain or improve its operating margins, including pricing pressures as well as any change in the demand for its services;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms or that may warrant changes to existing credit terms;

•	the Company’s success in attracting, training, retaining and motivating billable consultants and key officers and employees;

•	the Company’s ability to shift a larger percentage of its business mix into IT solutions, project management and business process outsourcing and, if successful, the Company’s ability to manage those types of business profitably;

•	weakness or reductions in corporate information technology spending levels;

•	the Company’s ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market;

•	increases in employment-related costs such as healthcare and unemployment taxes;

•	the possibility of the Company’s incurring liability for the activities of its billable consultants or for events impacting its billable consultants on clients’ premises;

•	the risk that the Company may be subject to claims for indemnification under its customer contracts;

•	the risk that cost cutting or restructuring activities could cause an adverse impact on certain of the Company’s operations;

•	adverse changes to management’s periodic estimates of future cash flows that may affect the Company’s assessment of its ability to fully recover its goodwill; and

•	whether governments will amend existing regulations or impose additional regulations or licensing requirements in such a manner as to increase the Company’s costs of doing business.
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CITP Reports 2008 Third Quarter Results

November 5, 2008
Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond its control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this report are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in this section as well as the “Risk Factors” section included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this report. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on the Company’s behalf.
COMSYS IT PARTNERS, INC.
OPERATING DATA, SUPPLEMENTAL CASH FLOW INFORMATION AND NON-GAAP MEASUREMENTS
(IN THOUSANDS, EXCEPT OPERATING DATA)

	Three Months Ended
	September 28,	June 29,	September 30,
Operating Data:	2008	2008	2007

Ending consultant headcount[1]	4,729	4,646	4,982
Billing days	63	64	63
Revenue per billing day (in thousands)	$2,915	$2,876	$2,971
Average bill rate	$73.71	$74.02	$72.90
Gross margin	24.6%	24.4%	25.2%
Effective tax rate	15.5%	17.6%	8.9%
DSO	49	45	48
Average daily debt balance (in millions)	$76.0	$82.6	$89.8

	Three Months Ended
	September 28,	June 29,	September 30,
Supplemental Cash Flow Information:	2008	2008	2007

Net cash provided by operating activities	$3,549	$2,629	$26,951
Capital expenditures	$1,937	$2,143	$414

	Three Months Ended
	September 28,	June 29,	September 30,
Non-GAAP Financial Measures:	2008	2008	2007

EBITDA:
GAAP net income	$6,047	$6,212	$9,617
Depreciation and amortization	2,185	1,898	1,653
Interest expense, net	1,224	1,279	1,993
Other expense (income), net	40	(172)	(18)
Income tax expense	1,105	1,324	941

EBITDA	$10,601	$10,541	$14,186

EBITDA as a % of GAAP revenue	5.8%	5.7%	7.6%

[1]	September 28, 2008, excludes 83 billable resources from businesses acquired during the quarter
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). We believe EBITDA to be relevant and useful information to our investors in assessing our financial operating results as these measures are used by our management in evaluating our financial performance, liquidity, our ability to service debt and fund capital expenditures. Additionally, our Debt to EBITDA ratio affects the interest rates we pay on our credit agreements. However, these measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles, and may not be comparable to similarly titled measures reported by other companies. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.
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CITP Reports 2008 Third Quarter Results

November 5, 2008
COMSYS IT PARTNERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Nine Months Ended

	September 28,	June 29,	September 30,	September 28,	September 30,
	2008	2008	2007	2008	2007

Revenues from services	$183,663	$184,064	$187,195	$551,110	$560,005
Cost of services	138,483	139,232	139,945	416,442	420,920

Gross profit	45,180	44,832	47,250	134,668	139,085

Operating costs and expenses:
Selling, general and administrative	34,579	34,291	33,064	103,634	101,625
Depreciation and amortization	2,185	1,898	1,653	5,903	4,700

	36,764	36,189	34,717	109,537	106,325

Operating income	8,416	8,643	12,533	25,131	32,760
Interest expense, net	1,224	1,279	1,993	4,106	6,709
Other expense (income), net	40	(172)	(18)	(185)	(469)

Income before income taxes	7,152	7,536	10,558	21,210	26,520
Income tax expense	1,105	1,324	941	3,847	1,849

Net income	$6,047	$6,212	$9,617	$17,363	$24,671

Earnings per common share:
Basic	$0.30	$0.31	$0.48	$0.85	$1.24
Diluted	$0.30	$0.30	$0.48	$0.84	$1.23

Weighted average shares outstanding:
Basic	19,612	19,592	19,459	19,594	19,182
Diluted	20,455	20,636	20,118	20,611	20,101
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CITP Reports 2008 Third Quarter Results

November 5, 2008
COMSYS IT PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)

	September 28,	December 30,
	2008	2007

Assets
Current assets:
Cash	$1,590	$1,594
Accounts receivable, net of allowance of $3,167 and $3,389, respectively	237,969	189,317
Prepaid expenses and other	3,649	3,153
Restricted cash	3,427	3,365

Total current assets	246,635	197,429

Fixed assets, net	17,308	13,094
Goodwill	175,045	174,160
Other intangible assets, net	12,829	10,002
Deferred financing costs, net	1,392	2,044
Restricted cash	2,803	4,218
Other assets	1,397	1,522

Total assets	$457,409	$402,469

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$177,296	$145,622
Payroll and related taxes	30,068	29,574
Current maturities of long-term debt	1,250	5,000
Interest payable	291	365
Other current liabilities	9,939	7,897

Total current liabilities	218,844	188,458

Long-term debt	68,606	66,903
Other noncurrent liabilities	4,865	2,476

Total liabilities	292,315	257,837

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.01; 95,000,000 shares authorized and 20,386,027 shares outstanding; 95,000,000 shares authorized and 20,180,578 shares outstanding, respectively	203	201
Common stock warrants	1,734	1,734
Accumulated other comprehensive income	4	57
Additional paid-in capital	226,324	223,174
Accumulated deficit	(63,171)	(80,534)

Total stockholders’ equity	165,094	144,632

Total liabilities and stockholders’ equity	$457,409	$402,469

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